Exhibit (a)(1)(A)

NEWCASTLE INVESTMENT CORP.

OFFER TO PURCHASE FOR CASH

SHARES OF

9.75% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

8.05% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

AND

8.375% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

	CUSIP No.	Maximum Shares	Purchase Price	Accumulated and Unpaid Dividends(1)	Total Payment
Series B Preferred Stock (NCT.PRB)	65105M 20 7	2,000,000	$4.75	$2.78	$7.53

Series C Preferred Stock (NCT.PRC)	65105M 30 6	1,100,000	$4.75	$2.30	$7.05

Series D Preferred Stock (NCT.PRD)	65105M 40 5	1,500,000	$4.75	$2.39	$7.14

(1)

The amount of accumulated and unpaid dividends assume a Tender Offer payment date of December 22, 2009. If the expiration date, and therefore the Tender Offer payment date, is extended, the amount of accumulated and unpaid dividends for each series of Preferred Stock will be increased accordingly.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 17, 2009

WE MAY EXTEND THE OFFER PERIOD AND WITHDRAWAL PERIOD AT ANY TIME

Newcastle Investment Corp. (the “Company,” “our,” “we” or “us”) is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letters of transmittal (the “Tender Offer”), (i) up to 2,000,000 shares of our outstanding 9.75% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), (ii) up to 1,100,000 shares of our outstanding 8.05% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), and (iii) up to 1,500,000 shares of our outstanding 8.375% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series D Preferred Stock,” and, together with Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”).

If, at the expiration of the Tender Offer, more than 2,000,000 shares of Series B Preferred Stock, 1,100,000 shares of Series C Preferred Stock or 1,500,000 shares of Series D Preferred Stock, respectively, have been validly tendered and not withdrawn, and all other conditions are satisfied or waived, the Company will purchase 2,000,000 shares of Series B Preferred Stock, 1,100,000 shares of Series C Preferred Stock or 1,500,000 shares of Series D Preferred Stock, as the case may be, on a pro rata basis from all tendering holders of such series, disregarding fractions, according to the number of shares of such series tendered by each holder.

If the Tender Offer is successfully completed, accumulated and unpaid dividends through the Tender Offer payment date will be paid with respect to all shares of Preferred Stock. Our Board of Directors (the “Board”) has established December 11, 2009 as the record date for holders entitled to receive such dividend.

We currently anticipate the Tender Offer payment date will occur on December 22, 2009, although the date is subject to change as described below. The accumulated and unpaid dividends as of December 22, 2009 will be $2.78 per share of Series B Preferred Stock, $2.30 per share of Series C Preferred Stock and $2.39 per share of Series D Preferred Stock. In addition, contemporaneously with our acceptance of shares for purchase in the Tender Offer, we will set aside a sum sufficient for payment of accumulated and unpaid dividends on the Preferred Stock for the period from the Tender Offer payment date through January 31, 2010. We intend to authorize payment of the dividends described in the preceding sentence at a future date with respect to shares of Preferred Stock that remain outstanding after completion of the Tender Offer and as of a record date after the date on which the Tender Offer is completed.

This Offer to Purchase is first being mailed to holders of the Preferred Stock on or around November 18, 2009.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

The Dealer Manager for the Tender Offer is:

UBS Investment Bank

The date of this Offer to Purchase is November 18, 2009

The Tender Offer will expire at midnight, New York City Time, on December 17, 2009, unless extended or terminated by us. The term “expiration date” means midnight, New York City Time, on December 17, 2009, unless we extend the period of time for which the Tender Offer is open, in which case the term “expiration date” means the latest time and date on which the Tender Offer, as so extended, expires.

On November 13, 2009, the last sales price quoted on the New York Stock Exchange was $8.40 per share for the Series B Preferred Stock, $7.73 per share for the Series C Preferred Stock and $8.19 per share for the Series D Preferred Stock.

See “Risk Factors” beginning on page 13 for a discussion of issues that you should consider with respect to the Tender Offer.

The Tender Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction, nor has the SEC, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction determined whether the information in this Offer to Purchase is truthful or complete. None of the SEC, any state securities commission or any similar commission or governmental agency of any foreign jurisdiction has passed upon the merits or fairness of the Tender Offer, or passed upon the adequacy or accuracy of the disclosure contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

OUR OFFER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT LEAST 2,135,000 SHARES OF PREFERRED STOCK IN THE AGGREGATE FOR ALL THREE SERIES. SEE “THE TENDER OFFER—CONDITIONS TO THE TENDER OFFER.”

SUMMARY TERM SHEET

This Offer to Purchase and the related letters of transmittal included with this Offer to Purchase, and our annual report on Form 10-K for the year ended December 31, 2008 (the “Annual Report”), our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2009 (the “Quarterly Reports”) and the descriptions of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock incorporated by reference in this Offer to Purchase each contain important information that should be read carefully before any decision is made with respect to the Tender Offer. See “Where You Can Find More Information.” The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Purchase and the related letters of transmittal.

The Company	Newcastle Investment Corp.

The Preferred Stock Subject to the Tender Offer	All outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

As of November 1, 2009, there were outstanding 2,500,000 shares of Series B Preferred Stock, 1,600,000 shares of Series C Preferred Stock and 2,000,000 shares of Series D Preferred Stock, each of which has a liquidation preference of $25.00 per share, plus any accumulated and unpaid dividends on such share.

The Tender Offer	We are offering to purchase up to 2,000,000 shares of Series B Preferred Stock, 1,100,000 shares of Series C Preferred Stock, and 1,500,000 shares of Series D Preferred Stock.

If, at the expiration of the Tender Offer, more than 2,000,000 shares of Series B Preferred Stock, 1,100,000 shares of Series C Preferred Stock or 1,500,000 shares of Series D Preferred Stock, respectively, have been validly tendered and not withdrawn, and all other conditions are satisfied or waived, the Company will purchase 2,000,000 shares of Series B Preferred Stock, 1,100,000 shares of Series C Preferred Stock or 1,500,000 shares of Series D Preferred Stock, as the case may be, on a pro rata basis from all tendering holders of such series, disregarding fractions, according to the number of shares of such series tendered by each holder.

See “The Tender Offer—Terms of the Tender Offer.”

Tender Offer Payment	In the Tender Offer for each tendered share accepted for purchase by us, the holder will receive:

•	$7.53 per share of Series B Preferred Stock (which amount is comprised of (i) a purchase price of $4.75 and (ii) accumulated and unpaid dividends of $2.78);

•	$7.05 per share of Series C Preferred Stock (which amount is comprised of (i) a purchase price of $4.75 and (ii) accumulated and unpaid dividends of $2.30); and

•	$7.14 per share of Series D Preferred Stock (which amount is comprised of (i) a purchase price of $4.75 and (ii) accumulated and unpaid dividends of $2.39).

The accumulated and unpaid dividend amounts for each series assume a Tender Offer payment date of December 22, 2009. If the expiration date, and therefore the Tender Offer payment date, is extended, the amount of accumulated and unpaid dividends for each series of Preferred Stock will be increased accordingly.

Payment of Accumulated and Unpaid Dividends	If the Tender Offer is successfully completed, we will pay accumulated and unpaid dividends through the Tender Offer payment date to all holders of shares of Preferred Stock (whether the shares are tendered or not). We currently anticipate the Tender Offer payment date will occur on December 22, 2009, although the date is subject to change as described below. The Board has established December 11, 2009 as the record date for determination of holders of the shares of Preferred Stock entitled to receive these dividends. The accumulated and unpaid dividends as of December 22, 2009 will be $2.78 per share of Series B Preferred Stock, $2.30 per share of Series C Preferred Stock and $2.39 per share of Series D Preferred Stock.

In addition, contemporaneously with our acceptance of shares for purchase in the Tender Offer, we will set aside a sum sufficient for payment of accumulated and unpaid dividends on the Preferred Stock for the period from the Tender Offer payment date through January 31, 2010. We intend to authorize payment of the dividends described in the preceding sentence at a future date with respect to shares of Preferred Stock that remain outstanding after completion of the Tender Offer and as of a record date after the date on which the Tender Offer is completed.

Minimum Purchase Conditions to the Tender Offer	The Tender Offer is subject to certain conditions, including there being validly tendered and not withdrawn at least 2,135,000 shares of Preferred Stock in the aggregate for all three series.

See “The Tender Offer—Conditions of the Tender Offer.”

Additional Conditions to Completion of the Tender Offer	The completion of the Tender Offer is subject to the additional closing conditions described in “The Tender Offer—Conditions of the Tender Offer.”

Aggregate Consideration	Assuming the maximum number of shares of each series of Preferred Stock are validly tendered (and not withdrawn) and accepted by us for purchase, we will pay an aggregate of approximately $40.4 million for the purchase of the Preferred Stock (including estimated transaction expenses).

Expiration of the Tender Offer	The Tender Offer for each series of Preferred Stock will expire at midnight, New York City Time, on December 17, 2009, unless extended or earlier terminated with respect to any or all series of Preferred Stock.

How to Tender Your Shares	If you hold physical share certificates and are the record owner of your shares, you must deliver the certificates representing your shares of Preferred Stock, together with the appropriate completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Tender Offer, no later than the time the Tender Offer expires.

If your shares of Preferred Stock are held in street name (i.e., through a broker, dealer or other nominee), the shares of Preferred Stock can be tendered by your broker, dealer or other nominee through DTC upon your request.

See “The Tender Offer—Procedure for Tendering.”

Withdrawal of Tendered Shares	You may withdraw previously tendered shares of Preferred Stock at any time before the expiration of the Tender Offer. In addition, after the expiration of the Tender Offer, you may withdraw any shares of Preferred Stock that you tendered that are not accepted by us for purchase within 40 business days after the commencement of the Tender Offer.

See “The Tender Offer—Withdrawal of Tenders.”

Certain Federal Income Tax Considerations	See “Certain Federal Income Tax Considerations.”

Risk Factors	You should consider carefully all of the information set forth in this Offer to Purchase and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Tender Offer.

Appraisal Rights	You do not have appraisal rights in connection with the Tender Offer.

Information Agent	D.F. King & Co., Inc.

Dealer Manager	UBS Securities LLC.

Depositary	American Stock Transfer & Trust Company, LLC.

Additional Documentation; Further Information; Assistance	Any requests for assistance concerning the Tender Offer may be directed to the Information Agent or the Dealer Manager at the addresses set forth on the back cover of this Offer to Purchase or by telephone toll free at (800) 488-8075 for the Information Agent and (888) 719-4210 for the Dealer Manager. Beneficial owners may also contact their broker, dealer or other nominee.

Any requests for additional copies of this Offer to Purchase and the letters of transmittal may be directed to the Information Agent.

You should read this entire Offer to Purchase and the applicable letters of transmittal carefully before deciding whether or not to tender your Preferred Stock. You should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

None of our officers, the employees of our manager, the Board, the Dealer Manager, the Information Agent or the Depositary is making a recommendation to you as to whether you should tender shares in the Tender Offer. You must make your own investment decision regarding the Tender Offer based upon your own assessment of the market value of the Preferred Stock, your liquidity needs, your investment objectives and any other factors you deem relevant.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

The following are some questions regarding the Tender Offer that you may have as a holder of the Preferred Stock and the answers to those questions. We urge you to read carefully this entire Offer to Purchase, including the section entitled “Risk Factors,” the related letters of transmittal, our Annual Report and Quarterly Reports and the descriptions of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock incorporated by reference in this Offer to Purchase. See “Where You Can Find More Information.” Additional important information is contained in the remainder of this Offer to Purchase.

Who is offering to buy my Preferred Stock?

Newcastle is offering to repurchase up to 2,000,000 shares of its Series B Preferred Stock, 1,100,000 shares of its Series C Preferred Stock, and 1,500,000 shares of our Series D Preferred Stock. All shares of Preferred Stock that are validly tendered and accepted for purchase by the Company in the Tender Offer will become authorized but unissued shares of the capital stock of Newcastle.

The address of the Company’s principal executive office is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, and its telephone number is (212) 798-6100.

What will I receive in the Tender Offer if I tender my shares of Preferred Stock and they are accepted?

If the Tender Offer is successfully completed, for each tendered share accepted for purchase by us, you will receive:

•	$7.53 per share of Series B Preferred (which amount is comprised of (i) a purchase price of $4.75 and (ii) accumulated and unpaid dividends of $2.78);

•	$7.05 per share of Series C Preferred (which amount is comprised of (i) a purchase price of $4.75 and (ii) accumulated and unpaid dividends of $2.30); and

•	$7.14 per share of Series D Preferred (which amount is comprised of (i) a purchase price of $4.75 and (ii) accumulated and unpaid dividends of $2.39).

The accumulated and unpaid dividend amounts for each series assume a Tender Offer payment date of December 22, 2009. If the expiration date, and therefore the Tender Offer payment date, is extended, the amount of accumulated and unpaid dividends for each series of Preferred Stock will be increased accordingly.

What will I receive if I do not tender my shares of Preferred Stock?

If the Tender Offer is successfully completed but you do not tender your shares of Preferred Stock, you will receive accumulated and unpaid dividends through the Tender Offer payment date. Our board has established December 11, 2009 as the record date for determination of holders of the shares of Preferred Stock entitled to receive these dividends. The accumulated and unpaid dividends as of December 22, 2009 will be $2.78 per share of Series B Preferred Stock, $2.30 per share of Series C Preferred Stock and $2.39 per share of Series D Preferred Stock.

In addition, contemporaneously with our acceptance of shares for purchase in the Tender Offer, we will set aside a sum sufficient for payment of accumulated and unpaid dividends on the Preferred Stock for the period from the Tender Offer payment date through January 31, 2010. We intend to authorize payment of the dividends described in the preceding sentence at a future date with respect to shares of Preferred Stock that remain outstanding after completion of the Tender Offer and as of a record date after the date on which the Tender Offer is completed.

Will I receive accumulated and unpaid dividends if the Tender Offer is NOT successfully completed?

We have no present intention to pay the accumulated and unpaid dividends on the Preferred Stock if the Tender Offer is not successfully completed.

What is the purpose of the Tender Offer?

The ongoing global credit and liquidity crisis has demonstrated that the Company must maintain sufficient liquidity to grow our business. The Company is conducting the Tender Offer because it believes a significant reduction of the outstanding Preferred Stock will improve the Company’s ability to manage the current challenging market conditions by reducing the Company’s future cash requirements.

Since mid-2007, the ongoing global credit and liquidity crisis has adversely affected—and continues to adversely affect—both the Company and the market in which we operate.

As we have noted previously in our public filings, market conditions during the last two years have been tremendously challenging. Beginning in 2007, increased default rates in the subprime mortgage market played a role in causing credit spreads to widen, reducing availability of credit on favorable terms, increasing the frequency and amount of margin calls, reducing liquidity and price transparency of real estate related assets, making it difficult to obtain accurate mark-to-market valuations, and creating a negative perception of the state of the real estate markets and of real estate investment trusts, or REITs, generally. These conditions worsened during 2008 and intensified meaningfully in the fourth quarter of 2008, resulting in extraordinarily challenging market conditions. Despite signs of moderate improvement, market conditions during 2009 have remained significantly challenging, and we do not know if or when market conditions will be fully restored to the conditions we experienced prior to the onset of this crisis.

These extraordinarily difficult market conditions have adversely affected the Company’s business, liquidity, financial condition and results of operations in a number of ways, including, but not limited to:

•	the amount, type and attractiveness of financing available to us have decreased significantly;

•	we experienced increased margin calls and other financing costs and were required to repay debt at its maturity at a time of depressed collateral value, which greatly reduced our liquidity;

•	reduced cash flows from our collateralized debt obligations (“CDOs”) and other assets have further reduced our liquidity;

•	liquidity needs and a lack of attractive available financing have prompted us to sell assets below what we believed to be their value;

•	the current market value of our existing portfolio has decreased, which has further limited our ability to access capital; and

•	expectations regarding future cash flows have decreased, both as a result of expected asset performance and as a result of actual or potential ratings downgrades.

These factors greatly reduced our earnings, cash flow and liquidity. While our liquidity has improved during 2009, and we continue to try to maximize the amount of cash flows that we generate from our CDOs and other assets, we expect that our future cash flows from operations will be significantly reduced relative to previous years.

As a result of the challenging market conditions and their impact on the Company, we have been keenly focused on maintaining liquidity. This focus contributed to our decision not to pay dividends on the Preferred Stock for the January 31, April 30, July 31 and October 31, 2009 dividend payment dates. As of October 31, 2009, the accumulated and unpaid dividends on the Preferred Stock were approximately $13.5 million in aggregate. Moreover, we have not declared a dividend on the common stock, par value $0.01, of the Company (the “Common Stock”) since September of 2008.

We believe that we must align the costs of our operations with our cash flows in order to maintain sufficient liquidity to grow our business. Because we expect the Company’s cash flows in the near-to-medium term to be lower than in previous years (and could decrease significantly in the future as a result of decreased cash flows from our CDOs or other factors), it is important for us to reduce the Company’s future cash requirements.

Successful completion of the Tender Offer will reduce the amount of dividends payable in the future. While the successful completion of the Tender Offer will initially reduce the amount of our available unrestricted cash, we believe a significant reduction of the outstanding Preferred Stock will benefit the Company over time by reducing the amount of cash dividend payments that the Company will be obligated to make in the future.

In addition, we are party to a management agreement with FIG LLC, an affiliate of Fortress Investment Group LLC, pursuant to which FIG LLC, our manager, provides for the day-to-day management of our operations. We pay FIG LLC an annual management fee equal to 1.5% of our gross equity (as defined in our governing documents). Reducing the number of outstanding shares of Preferred Stock will reduce our gross equity and therefore will also reduce the annual management fee that we are required to pay to our manager.

Assuming the maximum number of shares of each series of Preferred Stock are validly tendered (and not withdrawn) and repurchased by us, we will pay an aggregate of approximately $40.4 million pursuant to the Tender Offer (including estimated transaction expenses).

We may delay completing repurchases under the Tender Offer or terminate it entirely, and delay or refrain from paying any of the accumulated and unpaid dividends on the Preferred Stock, if at the time of such repurchase or payment, the Company is not eligible to pay such distributions under Maryland law.

When and how will I be paid for my tendered shares of Preferred Stock?

If all terms and conditions for completion of the Tender Offer are satisfied or waived, we will pay for all validly tendered and not withdrawn shares of Preferred Stock, up to the maximum number for each series of Preferred Stock, promptly after the expiration date of the Tender Offer. We refer to the date on which such payment is made as the “payment date.” The payment date will be within three (3) business days after the expiration date. We currently anticipate the Tender Offer payment date will occur on December 22, 2009, although the date is subject to change as described in this Offer to Purchase. We reserve the right to delay payment for the Preferred Stock pending anticipated receipt of any applicable governmental or regulatory approvals.

We will pay for your shares of Preferred Stock that are validly tendered, not withdrawn, and accepted by us for purchase by depositing the aggregate consideration with the Depositary, which will act as your agent for purposes of receiving payments from us and transmitting the payments to you. In all cases, payment for tendered shares of Preferred Stock will be made only after timely receipt by the Depositary of your certificates for such shares, or in the case of stockholders who own shares in book-entry form, an indication in the appropriate letter of transmittal that such stockholder is tendering its shares, plus a properly completed and duly executed letter of transmittal and any other required documents for such shares. See “The Tender Offer—Tender of Preferred Stock; Acceptance for Payment and Payment for Shares.”

What is the maximum number of shares of each series of Preferred Stock that the Company will purchase if validly tendered in the Tender Offer?

We are offering to purchase up to 2,000,000 shares of Series B Preferred Stock, 1,100,000 shares of Series C Preferred Stock and 1,500,000 shares of Series D Preferred Stock. Assuming the maximum number of shares of each series of Preferred Stock are validly tendered (and not withdrawn) and accepted by us for purchase, there will be 500,000 shares of Series B Preferred Stock, 500,000 shares of Series C Preferred Stock and 500,000 shares of Series D Preferred Stock outstanding following the successful completion of the Tender Offer.

What happens if more than the maximum number of shares for a series of Preferred Stock is validly tendered in the Tender Offer?

We may not purchase all of the shares of Preferred Stock that are validly tendered in the Tender Offer. If more than the maximum number of shares for a series of Preferred Stock are validly tendered, we will purchase shares from all holders who validly tender shares of that series on a pro rata basis disregarding fractions. We will announce the proration percentage for each series of Preferred Stock, if proration is necessary, on the business day succeeding the expiration date.

If you validly tendered shares that are not accepted for purchase because of proration, we will return certificates for such shares of Preferred Stock tendered (or, in the case of shares of Preferred Stock tendered in uncertificated form, those shares of Preferred Stock will be credited back to an appropriate account) promptly following the termination of the Tender Offer without expense to you.

What are the conditions to the consummation of the Tender Offer?

The Tender Offer is subject to certain conditions, including there being validly tendered and not withdrawn at least 2,135,000 shares of Preferred Stock in the aggregate for all three series.

In addition, we are not obligated to accept for payment, purchase or pay for, and may delay the acceptance of, any shares of Preferred Stock tendered pursuant to the Tender Offer, in any event subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if at any time on or after the date of this Offer to Purchase and prior to the expiration date, any of the following conditions shall exist:

1.	there is any litigation regarding the Tender Offer:

•	challenging or seeking to make illegal, materially delay, restrain or prohibit the Tender Offer or the acceptance for purchase of shares of Preferred Stock; or

•	which could have a material adverse effect on us;

2.	any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Tender Offer or consummation of the Tender Offer would violate any law, rule or regulation applicable to us, including the distribution limitations under Maryland law;

3.	any law, rule, regulation or governmental order becomes applicable to us or the transactions contemplated by the Tender Offer that would result, directly or indirectly, in the consequences described under condition 1 above;

4.	the payment of the purchase price for all shares that would be accepted for payment in the Tender Offer or payment of the accumulated and unpaid dividends through the Tender Offer payment date would not be permitted under Maryland law.

Under Maryland law and our Charter, no distribution may be made if, after giving effect to the distribution: (a) the corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business; or (b) the corporation’s total assets would be less than the sum of the corporation’s total liabilities. Effective October 1, 2009, the distribution tests were amended by adding a new subsection which permits a distribution even if the corporation’s total assets are less than the amount necessary to satisfy the balance sheet solvency test set forth in (b) above if the distribution is made from (i) the net earnings of the corporation for the fiscal year in which the distribution is made, (ii) its net earnings for the preceding fiscal year or (iii) the sum of its net earnings for the preceding eight fiscal quarters. A company utilizing the amended balance sheet solvency test is still required to satisfy the equity solvency test set forth in (a) above.

We will, in our reasonable judgment, determine whether each condition to the Tender Offer has been satisfied or may be waived and whether any such condition(s) should be waived. If any of the conditions to the Tender Offer is unsatisfied on the expiration date and we do not or cannot waive such conditions, the Tender Offer will expire and we will not accept for purchase the shares of Preferred Stock that have been validly tendered.

See “The Tender Offer—Conditions of the Tender Offer” and “The Tender Offer—Extension, Termination and Amendment.”

If the Tender Offer is NOT successfully completed, what will be the consequences to the stockholders and the Company?

If the Tender Offer is not successfully completed, the consequences to the stockholders and the Company will include:

•

Given our current financial condition, if the Tender Offer is not successfully completed, we do not know if we will pay future dividends on either the Preferred Stock or the Common Stock, including accumulated and unpaid dividends on the Preferred Stock. We may face obstacles in implementing strategic initiatives to grow our Company for the benefit of our stockholders, and we may be required to change our current plan of operations, which change we cannot predict at this time.

•

The Company’s business, results of operations, financial condition, and ability to obtain financing will continue to be negatively affected by the number of shares of the Preferred Stock in a variety of ways. For example, if we pay dividends on the Preferred Stock, we will reduce our cash flow from operations and, therefore, reduce our cash available to make investments for the benefit of our stockholders. Furthermore, the Preferred Stock, and related accumulated dividends, limits our ability to access the equity markets in order to increase our capital and liquidity as many other REITs have done, and are continuing to do, in the current market.

•

Our ability to make distributions to holders of Common Stock will remain limited. Unless full cumulative dividends are paid on the Preferred Stock, no dividends (other than in shares of Common Stock) or distributions can be paid on shares of Common Stock nor can any shares of Preferred Stock be redeemed, purchased or otherwise acquired.

•

If we do not pay dividends on the Preferred Stock for six or more quarterly periods (whether or not consecutive), the holders of the Preferred Stock will be entitled to elect two directors to our Board. Our failure to make dividend payments for the January 31, April 30, July 31 and October 31, 2009 dividend payment dates counts as four quarterly periods of non-payment towards the potential triggering of this right. Thus, if we do not make a dividend payment on the Preferred Stock by April 30, 2010, the holders of the Preferred Stock will then be entitled to elect two directors to our Board. We cannot predict whether the holders of the Preferred Stock would take such action or, if taken, what impact the two new directors on our Board would have on our Company (other than increasing our director compensation costs).

•

The price of the Common Stock and Preferred Stock may decline, which could result in both the Common Stock and each series of the Preferred Stock being delisted from the New York Stock Exchange (the “NYSE”). As we have previously disclosed, prior to September 4, 2009, Newcastle was not in compliance with one of the NYSE’s continued listing standards, which requires that the average closing price of the Common Stock equal at least $1.00 per share over a 30 consecutive trading-day period. Although the Company is currently in compliance with this requirement, if the price of its Common Stock falls below $1.00 over an extended period, the NYSE will likely delist both the Common Stock and the Preferred Stock. If delisting occurs, then shares of the Common Stock and the Preferred Stock will likely trade on a less active trading platform, which would almost certainly decrease the trading volume of the Common Stock and the Preferred Stock, making it more difficult to sell shares and potentially further reducing the price of the Common Stock and the Preferred Stock.

It is important to note that the Company cannot predict every potential consequence to the stockholders of the Company if the Tender Offer is not successfully completed. There may be additional consequences beyond those listed above, and such consequences could materially impact the Company.

When will the Tender Offer expire?

The Tender Offer for each series of Preferred Stock is currently scheduled to expire at midnight, New York City Time, on December 17, 2009. We may, however, extend the Tender Offer with respect to any or all series of Preferred Stock from time to time in our discretion until all the conditions to the Tender Offer have been satisfied or waived. We will also extend the expiration date of the Tender Offer if required by applicable law or regulation.

See “The Tender Offer—Extension, Termination and Amendment.”

Under what circumstances may the Tender Offer be terminated, and what happens to my tendered shares if that occurs?

The Tender Offer may be terminated if the conditions to the Tender Offer discussed in this Offer to Purchase are not satisfied or (where within the Company’s discretion) waived, including, but not limited to, if the Company does not satisfy the distribution requirements under Maryland law at the requisite time to complete the Tender Offer.

If the Tender Offer is terminated and you previously have tendered shares, we will return certificates for such shares of Preferred Stock tendered (or, in the case of shares of Preferred Stock tendered in uncertificated form, those shares of Preferred Stock will be credited back to an appropriate account) promptly following the termination of the Tender Offer without expense to you.

See “The Tender Offer—Tender of Preferred Stock; Acceptance for Payment and Payment for Shares.”

How will I be notified if the Tender Offer is extended, amended or terminated?

If the Tender Offer is extended, amended or terminated, we will promptly notify The Depository Trust Company, which we refer to as “DTC,” and make a public announcement by issuing a press release. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date of the Tender Offer.

See “The Tender Offer—Extension, Termination and Amendment.”

Will I have to pay any fees or commissions for participating in the Tender Offer?

You will not pay any fees to the Company, the Dealer Manager, the Information Agent or the Depositary to participate in the Tender Offer. If you hold your shares through a broker, dealer or other nominee, and your broker, dealer or other nominee tenders the shares on your behalf, your broker, dealer or other nominee may charge you a fee for doing so. You should consult your broker, dealer or other nominee to determine whether any charges will apply.

See “The Tender Offer—Terms of the Tender Offer” and “The Tender Offer—Expenses.”

May I tender only a portion of the shares of Preferred Stock that I hold?

Yes. You may choose to tender any or all of your shares of any series of Preferred Stock.

How do I tender my shares of Preferred Stock?

If you hold physical share certificates and are the record owner of your shares, you must deliver the certificates representing your shares of Preferred Stock, together with the appropriate completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Tender Offer, no later than the time the Tender Offer expires.

If your shares of Preferred Stock are held in street name (i.e., through a broker, dealer or other nominee), the shares of Preferred Stock can be tendered by your broker, dealer or other nominee through DTC upon your request. In order to tender shares validly in the Tender Offer, you must execute and deliver the appropriate letter of transmittal or, if your shares of Preferred Stock are held in street name, request that your broker, dealer or nominee do so on your behalf.

See “The Tender Offer—Procedure for Tendering.”

If I recently purchased shares of Preferred Stock, can I still tender my shares of Preferred Stock in the Tender Offer?

Yes. If you have recently purchased shares of Preferred Stock, you may tender those shares in the Tender Offer. In order to tender such shares of Preferred Stock, you must make sure that your transaction settles prior to the expiration date.

What must I do if I want to withdraw my shares of Preferred Stock from the Tender Offer?

You may withdraw previously tendered shares of Preferred Stock at any time before the expiration of the Tender Offer. In addition, after the expiration of the Tender Offer, you may withdraw any shares of Preferred Stock that you tendered that are not accepted by us for purchase within 40 business days after the commencement of the Tender Offer. See “The Tender Offer—Withdrawal of Tenders.”

If you have share certificates for your shares of Preferred Stock which are registered in your name, in order to withdraw your shares of Preferred Stock from the Tender Offer, you must deliver a written notice of withdrawal to the Depositary at the appropriate address specified on the back cover of this Offer to Purchase prior to the expiration of the Tender Offer or, if your shares of Preferred Stock have not been previously accepted for purchase by us, after the expiration of 40 business days after the commencement of the Tender Offer. Your notice of withdrawal must comply with the requirements set forth in this Offer to Purchase.

If you hold your shares of Preferred Stock in street name (i.e., through a broker, dealer or other nominee) and you tendered your shares through DTC, a withdrawal of your shares of Preferred Stock will be effective if you and your nominee comply with the appropriate procedures of DTC’s Automated Tender Offer Program prior to the expiration of the Tender Offer or after the expiration of 40 business days after the commencement of the Tender Offer. Any notice of withdrawal must identify the shares of Preferred Stock to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC.

See “The Tender Offer—Withdrawal of Tenders.”

Are you making a recommendation regarding whether I should tender in the Tender Offer?

No. None of our officers, the employees of our manager, the Board, the Dealer Manager, the Information Agent or the Depositary is making a recommendation to any holder of Preferred Stock as to whether the holder should tender shares in the Tender Offer. You must make your own investment decision regarding the Tender Offer based upon your own assessment of the market value of the Preferred Stock, your liquidity needs, your investment objectives and any other factors you deem relevant. You should carefully read this entire Offer to Purchase, the applicable letters of transmittal, as well as our Annual Report and Quarterly Reports, before deciding whether or not to tender your Preferred Stock. You should consult with your personal financial advisor or other legal, tax or investment professionals regarding your individual circumstances.

What are the tax consequences of the transaction to me?

The tax consequences of the Tender Offer to you may vary depending on your particular facts and circumstances. See “Certain Federal Income Tax Consequences” for a discussion of the tax treatment of the payment of accumulated and unpaid dividends with respect to the Preferred Stock and the purchase by us of Preferred Stock in connection with the Tender Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Tender Offer.

Does the Company intend to remain a public company following the completion of the Tender Offer?

Yes. We intend to remain a public company.

Will the Preferred Stock remain listed on the NYSE following the completion of the Tender Offer?

If the Tender Offer is completed, we expect that each series of Preferred Stock will continue to qualify for continued listing on the NYSE, and we intend to keep the Preferred Stock listed on the NYSE following completion of the Tender Offer.

Whom do I call if I have any questions on how to tender my shares of Preferred Stock or any other questions relating to the Tender Offer?

Questions related to the terms of the Tender Offer and requests for assistance, as well as for additional copies of this Offer to Purchase, the letters of transmittal or any other documents, may be directed to the Information Agent or Dealer Manager using their respective contact information set forth on the back cover of this Offer to Purchase or by telephone toll-free at (800) 488-8075 for the Information Agent and (888) 719-4210 for the Dealer Manager.

Questions relating to the tender of physical share certificates should be directed to the Depositary.

Where can I find more information about Newcastle Investment Corp.?

For more information, see the Annual Report and the Quarterly Reports and “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks and uncertainties described throughout this Offer to Purchase, including those described below, and the risk factors set forth in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q regarding the risks of investment in our securities, before you decide whether to tender your shares of Preferred Stock.

Risks Related to the Tender Offer

We have not obtained a third-party determination that the Tender Offer is fair to holders of Preferred Stock.

Neither we, our Board, the employees of our Manager, the Information Agent, the Dealer Manager nor the Depositary are making a recommendation as to whether holders of Preferred Stock should tender their shares in the Tender Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Preferred Stock for purposes of negotiating the Tender Offer or preparing a report concerning the fairness of the Tender Offer. You must make your own independent decision regarding your participation in the Tender Offer.

The purchase prices offered per share in the Tender Offer are lower than the liquidation preference per share of the Preferred Stock.

The purchase prices being offered per share of each series of Preferred Stock in the Tender Offer are lower than the stated liquidation preference per share of the Preferred Stock. The Preferred Stock has a liquidation preference of $25.00 per share plus any accumulated and unpaid dividends on such share. In this Tender Offer, in addition to the payment of accumulated and unpaid dividends, we are offering $4.75 per share of Series B Preferred Stock, $4.75 per share of Series C Preferred Stock and $4.75 per share of Series D Preferred Stock.

The purchase prices offered in the Tender Offer are not dependent on or related to the market prices of shares of the Preferred Stock, and could be lower than the sales prices of the Preferred Stock on the NYSE on, prior to or after the expiration date.

The purchase prices offered per share of each series of the Preferred Stock in the Tender Offer are fixed, and thus are not dependent on or related to the market prices of shares of the Preferred Stock as quoted on the NYSE. As a result, the market prices of shares of the Preferred Stock may be higher or lower than the purchase prices at any time on, prior to or after the expiration date, and the purchase prices will not be subject to any adjustment related to the fluctuations in market prices of the shares of Preferred Stock. If you tender your shares for purchase, the Tender Offer is successfully completed and your shares of Preferred Stock are accepted for purchase, you may receive more or less consideration than you would have received if you had sold your shares of Preferred Stock in the open market or in an alternative transaction.

If the Tender Offer is successful, and you do not tender your shares, or not all of the shares you tender are accepted for purchase because of proration, you will remain subject to the ownership restrictions in our Charter.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first year. Our Charter, with certain exceptions, authorizes our Board to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our Board, no person may own more than 8% of the aggregate value of our outstanding capital stock, treating classes and series of our stock in the aggregate, or more than 25% of the outstanding shares of our Series B Preferred Stock, Series C Preferred Stock or our Series D Preferred Stock. If you do not tender your Preferred Stock in the Tender Offer, or not all of the shares you tender are accepted for purchase because of proration, the Tender Offer is completed, and as a result you own more than 8% of the aggregate value of our outstanding capital stock or more than 25% of the outstanding shares of any series of Preferred Stock, our Board may not grant an exemption to your ownership of such amounts of our capital stock. If after the Tender Offer is completed your ownership percentage of any series of Preferred Stock exceeds 25%, any further acquisitions of that series of Preferred Stock may be subject to transfer to a trust for the benefit of a charitable beneficiary (as defined in our Charter).

If the Tender Offer is successful, and you do not tender your shares, or not all of the shares you tender are accepted for purchase because of proration, the value of your Preferred Stock may decline.

Successful completion of the Tender Offer will significantly reduce the number of outstanding shares of each series of Preferred Stock and the liquidity and, therefore, the market price of your shares of Preferred Stock may be adversely affected.

Federal and state statutes could allow courts, under specific circumstances, to require holders of Preferred Stock who receive payments from us pursuant to the Tender Offer to return such payments.

Our creditors could challenge payments made by us pursuant to the Tender Offer as fraudulent conveyances. Under the federal bankruptcy law and similar provisions of state fraudulent transfer laws, a court could order you to return payments made by us if the court determined that, at the time we made payments pursuant to the Tender Offer, we:

•	made the payment with the intent to hinder, delay or defraud our existing or future creditors; or

•	received less than reasonably equivalent value or did not receive fair consideration for the payment made to purchase shares of Preferred Stock tendered in the Tender Offer, and we:

•	were insolvent or were rendered insolvent at the time we made the payments;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts generally as they mature.

If the payments made by us pursuant to the Tender Offer were deemed fraudulent transfers, a court could order you to return any payments you received from us pursuant to the Tender Offer. In that event, you would have a claim against us for the amount returned, but it is unlikely that such claim would be paid in full.

Furthermore, if we were to become a debtor in a case under the United States Bankruptcy Code (the “Bankruptcy Code”) after completing the Tender Offer, a bankruptcy court may find that any payment made by us pursuant to the Tender Offer is subject to recovery as a preference. Generally, a preference is a payment made by a debtor on account of an antecedent debt during the 90-day pre-bankruptcy period (or one-year pre-bankruptcy period, for any holder who is an “insider” of the Company, as defined in the Bankruptcy Code), while the debtor is insolvent, that enables the recipient to receive more than it would if the debtor were liquidated under the Bankruptcy Code. If a court finds that any payment made by us pursuant to the Tender Offer is a preference, it could order you to return the payments to us or to our bankruptcy trustee. In that event, you would have a claim against us for the amount returned, but it is unlikely that such claim would be paid in full.

Risks Related to a Failure to Successfully Complete the Tender Offer

We may be unable to pay future dividends on either the Preferred Stock or the Common Stock.

Given our current financial condition, if the Tender Offer is not successfully completed, our ability to pay future dividends on the Preferred Stock and the Common Stock will remain limited. Unless full cumulative dividends are paid on the Preferred Stock, no dividends (other than in shares of Common Stock) or distributions can be paid on shares of Common Stock nor can any shares of Preferred Stock be redeemed, purchased or otherwise acquired (except in certain limited circumstances).

Our continued failure to pay dividends on the Preferred Stock could result in the addition of two directors to our Board.

If we do not pay dividends on the Preferred Stock for six or more quarterly periods (whether or not consecutive), the holders of the Preferred Stock will be entitled to elect two directors to our Board. Our failure to make dividend payments for the January 31, April 30, July 31 and October 31, 2009 dividend payment dates counts as four quarterly periods of non-payment towards the potential triggering of this right. Thus, if we do not make a dividend payment on the Preferred Stock by April 30, 2010, the holders of the Preferred Stock will then be entitled to elect two directors to our Board. The addition of these directors would increase our compensation costs and could have other consequences that we cannot predict.

We may face obstacles in implementing strategic initiatives to grow our Company or we may be required to change our current plan of operations.

If the Tender Offer is not successfully completed, the Company’s ability to obtain financing could continue to be negatively affected by the number of shares of Preferred Stock outstanding. If we continue to fail to pay accumulated dividends on the Preferred Stock, it will limit our ability to access the equity markets in order to increase our capital and liquidity as many other REITs have done, and are continuing to do, in the current market. If we were to use our existing cash flow to pay accumulated dividends on the Preferred Stock, we would have less cash available to make investments for the benefit of our stockholders.

Our Common Stock and Preferred Stock could be removed from listing on the NYSE.

If the Tender Offer is not successfully completed, the trading prices of the Common Stock and the Preferred Stock may decline, which could result in both the Common Stock and each series of the Preferred Stock being delisted from the NYSE. As we have previously disclosed, prior to September 4, 2009, we were not in compliance with one of the NYSE’s continued listing standards, which requires that the average closing price of the Common Stock equal at least $1.00 per share over a 30 consecutive trading-day period. Although the Company is currently in compliance with this requirement, if the price of its Common Stock falls below $1.00 over an extended period, the NYSE will likely delist both the Common Stock and the Preferred Stock. If delisting occurs, then shares of the Common Stock and the Preferred Stock will likely trade on a less active trading platform, which would almost certainly decrease the trading volume of the Common Stock and the Preferred Stock, making it more difficult for you to sell shares and potentially further reducing the price of the Common Stock and the Preferred Stock.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Offer to Purchase contains certain “forward-looking statements.” Such forward-looking statements relate to, among other things, the operating performance of our investments, the stability of our earnings, and our financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to take advantage of opportunities in additional asset classes at attractive risk-adjusted prices;

•	our ability to deploy capital accretively;

•	the risks that default and recovery rates on our loan portfolios exceed our underwriting estimates;

•	the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested;

•	the relative spreads between the yield on the assets we invest in and the cost of financing;

•	changes in economic conditions generally and the real estate and bond markets specifically;

•	adverse changes in the financing markets we access affecting our ability to finance our investments, or in a manner that maintains our historic net spreads;

•	changing risk assessments by lenders that potentially lead to not extending our financings in accordance with their current terms or entering into new financings with us;

•	changes in interest rates and/or credit spreads, as well as the success of any hedging strategy we may undertake in relation to such changes;

•	the quality and size of the investment pipeline and the rate at which we can invest our cash, including cash inside our CDOs;

•

impairments in the value of the collateral underlying our investments and the relation of any such impairments to our judgments as to whether changes in the market value of our securities, loans or real estate are temporary or not and whether circumstances bearing on the value of such assets warrant changes in carrying values;

•	legislative/regulatory changes, including but not limited to, any modification of the terms of loans;

•	reductions in cash flows received from our investments, particularly our CDOs;

•	completion of pending investments;

•	the availability and cost of capital for future investments;

•	competition within the finance and real estate industries; and

•	other risks detailed from time to time in our SEC reports.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.

Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views only as of the date of this document. We are under no duty to update any of the forward-looking statements after the date of this document to conform these statements to actual results.

SUMMARY FINANCIAL INFORMATION

The following tables show summary consolidated financial information of Newcastle as of and for the years ended December 31, 2008, 2007 and 2006, as of and for the nine months ended September 30, 2009 and for the nine months ended September 30, 2008. The following tables should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements included in our Annual Report and our Quarterly Report on Form 10-Q for the period ended September 30, 2009.

Summary Consolidated Financial Information

(in thousands, except per share data)

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Year Ended December 31,
			2008	2007	2006
	(unaudited)	(unaudited)
Operating Data
Interest income	$287,033	$361,461	$468,867	$680,535	$529,818
Interest expense	167,154	236,739	307,303	476,932	374,269

Net interest income	$119,879	$124,722	$161,564	$203,603	$155,549

Impairment	521,679	352,582	2,991,830	220,321	13,565

Net interest income after impairment	(401,800)	(227,860)	(2,830,266)	(16,718)	141,984

Other income (loss)	196,471	(9,836)	(112,809)	(8,885)	23,660
Expenses	24,383	24,864	32,623	39,724	38,172

Income (loss) from continuing operations	(229,712)	(262,560)	(2,975,698)	(65,327)	127,472
Income (loss) from discontinued operations	(96)	(8,724)	(9,654)	(130)	451

Net income (loss)	(229,808)	(271,284)	(2,985,352)	(65,457)	127,923
Preferred dividends	(10,126)	(10,126)	(13,501)	(12,640)	(9,314)

Income (loss) applicable to common stockholders	(239,934)	(281,410)	(2,998,853)	(78,097)	118,609

Net income (loss) per share of common stock, diluted	$(4.54)	$(5.33)	$(56.81)	$(1.52)	$2.67

Income (loss) from continuing operations per share of common stock, after preferred dividends, diluted	$(4.54)	$(5.17)	$(56.63)	$(1.52)	$2.66

Weighted average number of shares of common stock	52,850	52,784	52,785	51,369	44,417

Dividends declared per share of common stock	$—	$0.750	$0.750	$2.850	$2.615

	As of September 30, 2009	As of December 31,
		2008	2007	2006
	(unaudited)
Balance Sheet Data
Real estate securities, available for sale	$1,761,209	$1,668,748	$4,835,884	$5,581,228
Real estate related loans, net (1)	606,504	843,212	1,856,978	1,568,916
Residential mortgage loans, net (1)	368,939	409,632	634,605	809,097
Operating real estate (1)	10,116	11,866	34,399	29,626
Cash and cash equivalents	73,249	49,746	55,916	5,371
Total assets	3,398,907	3,473,623	8,037,770	8,604,392
Short-term borrowings	202,504	403,414	1,634,362	2,126,761
Long-term debt	4,805,863	5,111,785	5,757,332	5,377,970
Total liabilities	5,267,236	5,867,155	7,590,145	7,602,412
Common stockholders' equity (deficit)	(2,020,829)	(2,546,032)	295,125	899,480
Preferred stock	152,500	152,500	152,500	102,500

Supplemental Balance Sheet Data
Common shares outstanding	52,905	52,789	52,779	45,714
Book value (deficit) per share of common stock	$(38.20)	$(48.23)	$5.59	$19.68

(1)	Held-for-sale since December 31, 2008.

The following table sets forth our ratio of earnings to combined fixed charges and preferred dividends and our ratio of earnings to fixed charges for each of the periods indicated (unaudited):

	Nine months ended September 30, 2009(A)	Nine months ended September 30, 2008(B)	Year Ended December 31,
			2008(C)	2007(D)	2006
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	(0.35)	(0.10)	(8.32)	0.84	1.31
Ratio of Earnings to Fixed Charges	(0.37)	(0.11)	(8.68)	0.86	1.34

(A)	The deficiencies for the nine months ended September 30, 2009 in each ratio are $239.8 million and $229.7 million, respectively. The results for the nine months ended September 30, 2009 included impairment charges. Excluding such charges, the ratios would have exceeded 1 to 1.

(B)	The deficiencies for the nine months ended September 30, 2008 in each ratio are $272.7 million and $262.6 million, respectively. The results for the nine months ended September 30, 2008 included impairment charges. Excluding such charges, the ratios would have exceeded 1 to 1.

(C)	The 2008 deficiencies in each ratio are $2.99 billion and $2.98 billion, respectively. The 2008 results included impairment charges. Excluding such charges, the ratios would have approximately equaled 1 to 1.

(D)	The 2007 deficiencies in each ratio are $77.7 million and $65.1 million, respectively. The 2007 results included impairment charges. Excluding such charges, the ratios would have exceeded 1 to 1.

For purposes of calculating the above ratios, (i) earnings represent “Income (loss) from continuing operations,” excluding equity in earnings of unconsolidated subsidiaries, from our consolidated statements of operations, as adjusted for fixed charges and distributions from unconsolidated subsidiaries, and (ii) fixed charges represent “Interest expense” from our consolidated statements of operations. The ratios are based solely on historical financial information.

These ratios are affected by increasing interest rates. As a result of our match funded financing strategy, increasing interest rates are expected to generally result in an increase to interest expense without a material effect on net income, thereby negatively impacting these ratios.

THE TENDER OFFER

Terms of the Tender Offer

We are offering to purchase up to 2,000,000 shares of our Series B Preferred Stock, 1,100,000 shares of our Series C Preferred Stock, and 1,500,000 shares of our Series D Preferred Stock. If the Tender Offer is successfully completed, for each tendered share accepted for purchase by us, the holder will receive:

•	$7.53 per share of Series B Preferred (which amount is comprised of (i) a purchase price of $4.75 and (ii) accumulated and unpaid dividends of $2.78);

•	$7.05 per share of Series C Preferred (which amount is comprised of (i) a purchase price of $4.75 and (ii) accumulated and unpaid dividends of $2.30); and

•	$7.14 per share of Series D Preferred (which amount is comprised of (i) a purchase price of $4.75 and (ii) accumulated and unpaid dividends of $2.39).

The accumulated and unpaid dividend amounts for each series assume a Tender Offer payment date of December 22, 2009. If the expiration date, and therefore the Tender Offer payment date, is extended, the amount of accumulated and unpaid dividends for each series of Preferred Stock will be increased accordingly.

If the Tender Offer is successfully completed, we will pay accumulated and unpaid dividends through the Tender Offer payment date to all holders of shares of Preferred Stock (whether the shares are tendered or not). We currently anticipate the Tender Offer payment date will occur on December 22, 2009, although the date is subject to change as described below. Our board has established December 11, 2009 as the record date for determination of holders of the shares of Preferred Stock entitled to receive these dividends. The accumulated and unpaid dividends as of December 22, 2009 will be $2.78 per share of Series B Preferred Stock, $2.30 per share of Series C Preferred Stock and $2.39 per share of Series D Preferred Stock. In addition, contemporaneously with our acceptance of shares for purchase in the Tender Offer, we will set aside a sum sufficient for payment of accumulated and unpaid dividends on the Preferred Stock for the period from the Tender Offer payment date through January 31, 2010. We intend to authorize payment of the dividends described in the preceding sentence at a future date with respect to shares of Preferred Stock that remain outstanding after completion of the Tender Offer and as of a record date after the date on which the Tender Offer is completed.

We have retained UBS Securities LLC to act as the Dealer Manager in connection with the Tender Offer. The Dealer Manager may contact brokers, dealers and other nominees and may provide information regarding the Tender Offer to those that they contact or persons that contact them. The Dealer Manager will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Tender Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

If the Tender Offer is successfully completed, we will pay to soliciting dealers a fee equal to 0.5% of the aggregate value of Preferred Stock that is validly tendered and accepted for purchase, up to a maximum of $500,000 aggregate liquidation preference per holder for each series of Preferred Stock tendered, which amount will be used to compensate retail brokers for their solicitation of holders of Preferred Stock. Soliciting dealer fees will only be paid to retail brokers upon successful completion of the Tender Offer.

D.F. King & Co., Inc. is acting as Information Agent and American Stock Transfer and Trust Company, LLC, is acting as Depositary in connection with the Tender Offer. The Information Agent may contact holders of Preferred Stock by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

In addition, we will request brokers, dealers and other nominees forward copies of this Offer to Purchase to the beneficial owners of shares of Preferred Stock, and will provide reimbursement for the cost of forwarding the material. We will not pay any fees or commissions to brokers, dealers, other nominees or other persons (other than as described above) for soliciting tenders of Preferred Stock in connection with the Tender Offer. In addition, our officers and directors and the employees of our manager may solicit tenders from holders of our Preferred Stock and will answer inquiries concerning the Tender Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

You should rely only on the information contained in this Offer to Purchase. Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. None of us, the Depositary, the Dealer Manager or the Information Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this Offer to Purchase nor any purchase made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Offer to Purchase. We are offering to purchase, and are seeking tenders of, the Preferred Stock only in jurisdictions where the offers or tenders are permitted.

Owners holding certificated shares of Preferred Stock who tender their shares directly to the Depositary will not have to pay any fees or commissions. Holders who tender their shares of Preferred Stock through a broker, dealer or other nominee may be charged a fee by their broker, dealer or other nominee for doing so. Such holders should consult their broker, dealer or other nominee to determine whether any charges will apply.

The term “expiration date” means midnight, New York City Time, on December 17, 2009, unless we extend the period of time for which the Tender Offer with respect to any series of Preferred Stock is open, in which case the term “expiration date” means the latest time and date on which the Tender Offer with respect to such series of Preferred Stock, as so extended, expires.

If the Tender Offer expires or terminates without any shares of Preferred Stock being accepted for purchase by us following the expiration or termination of the Tender Offer, you will continue to hold your shares of Preferred Stock.

The Board has authorized and approved the Tender Offer. None of the Board, our officers, the employees of our manager, the Dealer Manager, the Information Agent or the Depositary is making a recommendation to you as to whether you should tender shares in the Tender Offer. You must make your own investment decision regarding the Tender Offer based upon your own assessment of the market value of the Preferred Stock, your liquidity needs, your investment objectives and any other factors you deem relevant.

Conditions of the Tender Offer

The Tender Offer is subject to certain conditions, including there being validly tendered and not withdrawn at least 2,135,000 shares of Preferred Stock in the aggregate for all three series.

In addition, we are not obligated to accept for payment, purchase or pay for, and may delay the acceptance of, any shares of Preferred Stock tendered pursuant to the Tender Offer, in any event subject to Rule 14e-1(c) under the Exchange Act, if at any time on or after the date of this Offer to Purchase and prior to the expiration of the Tender Offer, any of the following conditions shall exist:

1.	there is any litigation regarding the Tender Offer (i) challenging or seeking to make illegal, materially delay, restrain or prohibit the Tender Offer or the acceptance for purchase of Preferred Stock; or (ii) which could have a material adverse effect on us;

2.	any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Tender Offer or consummation of the Tender Offer would violate any law, rule or regulation applicable to us, including the distribution limitations under Maryland law;

3.	any law, rule or regulation or governmental order becomes applicable to us or the transactions contemplated by the Tender Offer that results, directly or indirectly, in any of the consequences described within paragraph (1) above; or

4.	the payment of the purchase price for all shares that would be accepted for payment in the Tender Offer or payment of the accumulated and unpaid dividends through the Tender Offer payment date would not be permitted under Maryland law.

Under Maryland law and our Charter, no distribution may be made if, after giving effect to the distribution: (a) the corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business; or (b) the corporation’s total assets would be less than the sum of the corporation’s total liabilities. Effective October 1, 2009, the distribution tests were amended by adding a new subsection which permits a distribution even if the corporation’s total assets are less than the amount necessary to satisfy the balance sheet solvency test set forth in (b) above if the distribution is made from (i) the net earnings of the corporation for the fiscal year in which the distribution is made, (ii) its net earnings for the preceding fiscal year or (iii) the sum of its net earnings for the preceding eight fiscal quarters. A company utilizing the amended balance sheet solvency test is still required to satisfy the equity solvency test set forth in (a) above.

We will, in our reasonable judgment, determine whether each condition to the Tender Offer has been satisfied or may be waived and whether any such condition(s) should be waived. If any of the conditions to the Tender Offer is unsatisfied on the expiration date and we do not or cannot waive such conditions, the Tender Offer will expire and we will not accept for purchase the shares of Preferred Stock that have been validly tendered.

Extension, Termination and Amendment

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Tender Offer with respect to each series of Preferred Stock is open, in our sole discretion. We will extend the expiration date of the Tender Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Preferred Stock previously tendered and not validly withdrawn will remain subject to the Tender Offer and subject to your right to withdraw your Preferred Stock in accordance with the terms of the Tender Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Tender Offer, including the conditions to the Tender Offer;

•

delay our acceptance for purchase or our purchase of any shares of Preferred Stock pursuant to the Tender Offer or to terminate the Tender Offer and not accept for purchase or purchase any shares of Preferred Stock not previously accepted for purchase or purchased, upon the determination that any of the conditions of the Tender Offer have not been satisfied, as determined by us; and

•	waive any condition.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date. If we amend the Tender Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Tender Offer as required by law if the Tender Offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension termination or amendment of the Tender Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Tender Offer or the information concerning the Tender Offer, or if we waive a material condition of the Tender Offer, we will extend the Tender Offer to the extent required under the Exchange Act. If, prior to the expiration date, we increase or decrease the percentage of Preferred Stock being sought or increase or decrease the consideration, or change the type of consideration, offered to holders of Preferred Stock, such modification will be applicable to all holders of the same series of Preferred Stock whose shares of Preferred Stock are accepted for purchase pursuant to the Tender Offer and, if, at the time notice of any such modification is first published, sent or given to holders of Preferred Stock, the Tender Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Tender Offer will be extended until the expiration of such ten business day period. For purposes of the Tender Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City Time.

Tender of Preferred Stock; Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Tender Offer (including, if the Tender Offer is extended or amended, the terms and conditions of any such extension or amendment), we will purchase, promptly after the expiration date, by accepting for payment, and will pay for, shares of Preferred Stock validly tendered and not properly withdrawn promptly after the expiration date. The payment date will be within three (3) business days after the expiration date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the purchase of, any shares of Preferred Stock in order to comply with any applicable law. The reservation of this right to delay the acceptance or purchase of, or payment for, the shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the shares deposited by, or on behalf of, stockholders, promptly after the termination or withdrawal of the offer.

For purposes of the Tender Offer, we will be deemed to have accepted for payment (and thereby purchased) shares of Preferred Stock validly tendered, not properly withdrawn, and subject to proration if necessary, if and when we notify the Depositary of our acceptance for payment of the tenders of shares pursuant to the Tender Offer. Upon the terms and subject to the conditions of the Tender Offer, payment for shares of Preferred Stock accepted pursuant to the Tender Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting payments to such tendering stockholders whose shares have been accepted for payment.

Under no circumstances will we pay interest on the purchase price for shares, regardless of any delay in making such payment or extension of the expiration date.

If, prior to the expiration date, we increase the consideration to be paid per share pursuant to this Tender Offer, we will pay such increased consideration for all such shares purchased pursuant to the Tender Offer, whether or not such shares were tendered prior to such increase in consideration.

In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Tender Offer. See Section “The Tender Offer—Conditions of the Tender Offer.”

In all cases, delivery of the consideration for Preferred Stock accepted for purchase pursuant to the Tender Offer will be made only after timely receipt by the Depositary of (i) the share certificates or confirmation of a book-entry transfer of the Preferred Stock into the Depositary’s account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Tender Offer—Procedure for Tendering”; (ii) the appropriate letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or, in the case of tender of shares held by a broker, dealer or other nominee, an Agent’s Message (as described in “—Procedure for Tendering—Book-Entry Transfer”) in lieu of the appropriate letter of transmittal; and (iii) any other documents required by the appropriate letter of transmittal.

If we do not accept any tendered shares of Preferred Stock for purchase pursuant to the terms and conditions of the Tender Offer for any reason, we will return certificates for such shares of Preferred Stock without expense to the tendering stockholder (or, in the case of shares of Preferred Stock tendered through DTC, pursuant to the procedures set forth below under “The Tender Offer—Procedure for Tendering,” those shares of Preferred Stock will be credited to an account maintained within DTC) promptly following expiration or termination of the Tender Offer. All shares of Preferred Stock that are validly tendered and accepted for purchase by us in the Tender Offer will become authorized but unissued shares.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the substitute Form W-9 included with the letter of transmittal or Form W-8BEN obtained from the Depositary may be subject to required backup withholding on the gross proceeds paid to that stockholder or other payee pursuant to our offer.

Procedure for Tendering

Valid Tenders of Preferred Stock. In order for a stockholder validly to tender shares of Preferred Stock pursuant to the Tender Offer, the appropriate letter of transmittal (or a manually signed photocopy), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (defined below) in lieu of the appropriate letter of transmittal) and any other documents required by the appropriate letter of transmittal must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase and either (a) the share certificates evidencing tendered Preferred Stock must be received by the Depositary at this address or (b) the Preferred Stock must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the expiration date. The holder may change its election prior to the expiration date of the Tender Offer by submitting to the Depositary a properly completed and signed revised letter of transmittal.

Book-Entry Transfer. The Depositary will establish an account with respect to the Preferred Stock at DTC, the book-entry transfer facility, for purposes of the Tender Offer within two business days after the date of this Offer to Purchase. If a holder’s shares of Preferred Stock are held through a broker, dealer or other nominee, the holder should instruct its broker, dealer or other nominee to make the appropriate election on its behalf when they tender shares through DTC. The holder may change its election by causing a new Agent’s Message with revised election information to be transmitted through DTC. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Preferred Stock by causing DTC to transfer those shares of Preferred Stock into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of Preferred Stock may be effected through book-entry transfer at DTC, either the appropriate letter of transmittal (or a manually signed photocopy), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the letter of transmittal, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering shares of Preferred Stock that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce this agreement against the participant.

If you own your shares through a broker, dealer or other nominee, and your broker, dealer or other nominee tenders the shares of Preferred Stock on your behalf, such institution may charge you a fee for doing so. You should consult your broker, dealer or nominee to determine whether any charges will apply. If you are the record owner of certificated shares of Preferred Stock and you tender your certificated shares directly to the Depositary, you will not be obligated to pay any charges or expenses of the Depositary or any brokerage commissions. Transfer taxes on the purchase of Preferred Stock pursuant to the Tender Offer, if any, will be paid by us.

Signature Guarantees and Stock Powers. No signature guarantee is required on the letter of transmittal (i) if the letter of transmittal are signed by the registered holder(s) (which term, for purposes of this section, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Preferred Stock) of the Preferred Stock tendered, unless the holder has completed the box entitled “Special Payment Instructions” on the appropriate letter of transmittal or (ii) if the shares of Preferred Stock are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”). In all other cases, all signatures on letters of transmittal must be guaranteed by an Eligible Institution. See the instructions to the letters of transmittal. If a share certificate is registered in the name of a person or persons other than the signer of the letter of transmittal, or if payment is to be made or delivered to a person or persons other than the registered holder(s), then the share certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on the share certificate or stock powers guaranteed by an Eligible Institution as provided in the appropriate letter of transmittal. See the instructions to the letters of transmittal.

Notwithstanding any other provision of this Offer to Purchase, shares of Preferred Stock accepted for purchase pursuant to the Tender Offer will in all cases be purchased only after timely receipt by the Depositary of (i) certificates evidencing the Preferred Stock or a Book-Entry Confirmation of a book-entry transfer of the Preferred Stock into the Depositary’s account at DTC pursuant to the procedures set forth in this section; (ii) the appropriate letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the letter of transmittal; and (iii) any other documents required by the appropriate letter of transmittal.

Effects of Tenders

By tendering your shares as set forth above, you irrevocably appoint the Depositary and its designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Preferred Stock tendered and accepted for purchase by us. Such appointment will be automatically revoked if we do not accept for purchase shares of Preferred Stock that you have tendered. All such proxies shall be considered coupled with an interest in the tendered shares of Preferred Stock and therefore shall not be revocable; provided that the Preferred Stock tendered pursuant to the Tender Offer may be withdrawn at any time on or prior to the expiration date, as it may be extended by us, and unless theretofore accepted for purchase and not returned as provided for herein, may also be withdrawn after the expiration of 40 business days after the commencement of the Tender Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies or consents given by you will be revoked, and no subsequent proxies or consents may be given (and, if given, will not be deemed effective) unless the tendered Preferred Stock is validly withdrawn.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of shares of Preferred Stock in the Tender Offer, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of Preferred Stock in the Tender Offer determined by us not to be in proper form or the acceptance for purchase or purchase of which may, in our opinion, be unlawful.

Subject to the applicable rules and regulations of the SEC, we also reserve the right to waive, prior to the expiration date, in our sole discretion, any of the conditions to the Tender Offer, including the absolute right to waive any defect or irregularity in the tender of any shares of Preferred Stock in the Tender Offer. No tender of shares of Preferred Stock in the Tender Offer will be deemed to have been made until all defects and irregularities in the tender of such shares in the Tender Offer have been cured or waived. Neither we, the Depositary, the Dealer Manager, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Preferred Stock in the Tender Offer or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Tender Offer (including the letters of transmittal and instructions thereto) will be final and binding.

Rule 14e-4 “Net Long Position” Requirement

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender securities in a partial tender offer for their own account unless the person so tendering their securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Preferred Stock in the Tender Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (a) such holder has a net long position in the Preferred Stock being tendered pursuant to the Tender Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Preferred Stock complies with Rule 14e-4.

The tender of shares of Preferred Stock, pursuant to any of the procedures described above, will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Tender Offer.

Withdrawal of Tenders

You may validly withdraw shares of Preferred Stock that you tender at any time prior to the expiration date of the Tender Offer, which is midnight, New York City Time, on December 17, 2009, unless we extend it. In addition, after the expiration of the Tender Offer, you may withdraw any shares of Preferred Stock that you tendered that are not accepted by us for purchase within 40 business days after the commencement of the Tender Offer.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the Depositary at the appropriate address specified on the back cover of this Offer to Purchase prior to the expiration date or, if your shares are not previously accepted by us for purchase, after the expiration of 40 business days after the commencement of the Tender Offer. Any notice of withdrawal must identify the beneficial owner of the shares of Preferred Stock to be withdrawn, including the name of the beneficial owner of the shares of Preferred Stock, the name of the person who tendered the shares of Preferred Stock, if different, and the number of shares of Preferred Stock to be withdrawn. Your notice of withdrawal must comply with the requirements set forth in this Offer to Purchase. If you tendered Preferred Stock pursuant to the procedures for a book-entry transfer, a withdrawal of shares of Preferred Stock will only be effective if you comply with the appropriate DTC procedures prior to the expiration date of the Tender Offer or, if your shares are not previously accepted by us for purchase, after the expiration of 40 business days after the commencement of the Tender Offer.

If we extend the Tender Offer, are delayed in our acceptance of the shares of Preferred Stock for purchase or are unable to accept shares of Preferred Stock pursuant to the Tender Offer for any reason, then, without prejudice to our rights under the Tender Offer, the Depositary may retain tendered shares of Preferred Stock, and those shares of Preferred Stock may not be withdrawn except as otherwise provided in this Offer to Purchase, subject to provisions under the Exchange Act that provide that an issuer making an tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any shares of Preferred Stock withdrawn will be deemed not to have been validly tendered for purposes of the Tender Offer, and no consideration will be given, unless the shares of Preferred Stock so withdrawn are validly re-tendered and not properly withdrawn. Properly withdrawn shares of Preferred Stock may be re-tendered by following the procedures described above under “The Tender Offer—Procedure for Tendering” at any time prior to the expiration date of the Tender Offer.

Neither we, the Depositary, the Dealer Manager, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares of Preferred Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Tender Offer.

Security Ownership

The Company is not aware of any of its directors or executive officers that own any Preferred Stock. Furthermore, neither we, nor any of our associates, subsidiaries nor, to our knowledge, any of our directors or executive officers, have effected any transactions in the Preferred Stock during the 60 days before the date of this Offer to Purchase. As of the date of this Offer to Purchase, an investment fund that is affiliated with our manager owns 72,000 shares, or approximately 2.9%, of the outstanding Series B Preferred Stock and 37,000 shares, or approximately 2.3%, of the outstanding Series C Preferred Stock. The Company does not know whether the investment fund affiliated with our manager intends to participate in the Tender Offer. The investment manager of the fund has informed the Company that it has not made a decision as to whether it will participate in the offer, and we do not have any right to require such fund to inform us of its intentions with respect to the Tender Offer.

Except for (i) outstanding options or other awards pursuant to our nonqualified stock option and incentive award plan to purchase shares of Common Stock granted to certain officers, directors, consultants and advisors, including our manager and its employees, as further described in Note 9 to our Annual Report and (ii) outstanding notes, bank debt and related loan agreements, indentures and guaranty agreements as further described in Notes 5, 8, 10 and 11 of our Annual Report and except as otherwise described herein, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

From time to time, we issue debt and equity securities, and, in connection with such issuances, we may enter into customary arrangements with respect to the sale and placement of securities.

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of November 1, 2009 by (i) each director, (ii) each executive officer, (iii) each person known to us to beneficially own more than five percent of our Common Stock, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficially Ownership	Percent of Class(2)
Wesley R. Edens(3)(6)	3,502,941	6.4%
Kevin J. Finnerty(4)	269,233	*	%
Stuart A. McFarland(4)	26,589	*	%
David K. McKown(4)	26,589	*	%
Peter M. Miller(4)	40,849	*	%
Kenneth M. Riis(4)	614,990	1.2%
Debra A. Hess(7)	—	*	%
Brian C. Sigman(4)	2,170	*	%
Phillip J. Evanski(4)	71,380	*	%
Jonathan Ashley(4)	286,455	*	%
Randal A. Nardone(5)(6)	3,450,956	6.3%

All directors and executive officers as a group (10 persons, excluding Ms. Hess but including Mr. Sigman)	5,579,976	10.1%

*	Denotes less than 1%.
(1)

The address of Fortress Operating Entity I LP (“FOE I”) and Fortress Operating Entity II LP (“FOE II”) and all officers and directors listed above are in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(2)	Percentage amount assumes the exercise by such persons of all options to acquire shares of Common Stock that are exercisable within 60 days of September 1, 2009, and no exercise by any other person.
(3)	Includes 790,765 shares held by Mr. Edens, 1,025,729 shares held by FOE II and 1,686,447 shares issuable upon the exercise of options held by FOE I. Mr. Edens disclaims beneficial ownership of the shares held by FOE I and of the shares issuable upon the exercise of options held by FOE I except, in each case, to the extent of his pecuniary interest therein. Does not include 100,000 shares held by a charitable trust of which Mr. Edens’s spouse is sole trustee and Mr. Edens disclaims beneficial ownership of the shares held by this charitable trust. Does not include 100,000 shares held by a charitable trust of which Mr. Edens is a trustee in respect of which, however, Mr. Edens disclaims beneficial ownership.
(4)	Includes with respect to each of these individuals the following number of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 1, 2009: Riis—489,990; Sigman—2,170; Evanski—64,880; Ashley—128,144; Finnerty—2,000; McFarland—4,000; McKown—4,000; and Miller—4,000.
(5)	Includes 738,780 shares held by Mr. Nardone, 1,025,729 shares held by FOE II and 1,686,447 shares issuable upon the exercise of options held by FOE I. Mr. Nardone disclaims beneficial ownership of the shares held by FOE II and of the shares issuable upon the exercise of options held by FOE I except, in each case, to the extent of his pecuniary interest therein.
(6)	Mr. Edens and Mr. Nardone, as beneficial owners of each of FOE I and FOE II, may be considered to have, together with the other beneficial owners of FOE I and FOE II, shared voting and investment power with respect to the shares held by FOE II and the shares issuable upon the exercise of options held by FOE I.
(7)	Ms. Hess resigned as our Chief Financial Officer effective as of August 13, 2008. Ms. Hess forfeited all of the share options previously granted to her.

Source and Amount of Funds

The Tender Offer is not conditioned upon our receipt of financing. The total amount of funds required to purchase the maximum number of shares of each series of Preferred Stock is approximately $40.4 million (including estimated transaction expenses). If the Tender Offer is successfully completed, we will pay accumulated and unpaid dividends through the Tender Offer payment date to all holders of shares of Preferred Stock (whether the shares are tendered or not). We currently anticipate the Tender Offer payment date will occur on December 22, 2009, although the date is subject to change as described below. Our board has established December 11, 2009 as the record date for determination of holders of the shares of Preferred Stock entitled to receive these dividends. In addition, contemporaneously with our acceptance of shares for purchase in the Tender Offer, we will set aside a sum sufficient for payment of accumulated and unpaid dividends on the Preferred Stock for the period from the Tender Offer payment date through January 31, 2010. We intend to authorize payment of the dividends described in the preceding sentence at a future date with respect to shares of Preferred Stock that remain outstanding after completion of the Tender Offer and as of a record date after the date on which the Tender Offer is completed. We will have sufficient cash and cash equivalents to repurchase, up to the maximum number of shares for each series of Preferred Stock, all validly tendered (and not withdrawn) shares pursuant to the Tender Offer and to pay or set aside the accumulated and unpaid dividends.

Liquidity

Following the completion of the Tender Offer, the number of shares of each series of Preferred Stock that are publicly traded may be reduced. Therefore, holders who choose not to tender their shares of Preferred Stock will own a greater percentage interest in our outstanding Preferred Stock. This may reduce the volume of trading and make it more difficult to buy or sell significant amounts of shares of Preferred Stock without affecting the market price.

Shares of all three series of Preferred Stock are currently listed and traded on the NYSE.

Appraisal Rights

You do not have appraisal rights in connection with the Tender Offer.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Purchase, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of Preferred Stock. We intend to make all required filings under the Exchange Act.

Subsequent Repurchases of Shares of Preferred Stock

Whether or not the Tender Offer is consummated, subject to the applicable covenant restrictions contained in our debt instruments, the terms of the Charter and applicable law, we or our affiliates may from time to time acquire shares of Preferred Stock, other than pursuant to the Tender Offer, through open market purchases, privately negotiated transactions, exchange offers, exercise of optional redemption rights, offer to purchase or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the amount to be paid pursuant to the Tender Offer and could be paid in cash or other consideration not provided for in this Tender Offer. However, we have no current plan or commitment to do so. Until the expiration of at least ten business days after the date of termination of the Tender Offer, neither we nor any of our affiliates will make any purchases of Preferred Stock otherwise than pursuant to the Tender Offer. If required by Rule 13e-3 under the Exchange Act, any subsequent repurchases will be made in accordance with Rule 13e-3 and any other applicable provisions of the Exchange Act.

Depositary

We have retained American Stock Transfer & Trust Company, LLC as Depositary. We will pay American Stock Transfer & Trust Company, LLC reasonable and customary compensation for its services in connection with the Tender Offer and reimburse it for its reasonable out-of-pocket expenses.

Dealer Manager

We have retained UBS Securities LLC to act as the Dealer Manager in connection with the Tender Offer. The Dealer Manager may contact brokers, dealers and other nominees and may provide information regarding the Tender Offer to those that they contact or persons that contact them. Questions regarding the terms of the Tender Offer and requests for assistance may be directed to the Dealer Manager at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

If the Tender Offer is successfully completed, we will pay to soliciting dealers a fee equal to 0.5% of the aggregate value of Preferred Stock that is validly tendered and accepted for purchase, up to a maximum of $500,000 aggregate liquidation preference per holder for each series of Preferred Stock tendered, which amount will be used to compensate retail brokers for their solicitation of holders of Preferred Stock. Soliciting dealer fees will only be paid to retail brokers upon successful completion of the Tender Offer.

Information Agent

D.F. King & Co., Inc. is serving as Information Agent in connection with the Tender Offer. The Information Agent will assist with the mailing of this Offer to Purchase and related materials to holders of Preferred Stock, respond to inquiries of and provide information to holders of shares of Preferred Stock in connection with the Tender Offer, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the Tender Offer, and requests for assistance or for additional copies of this Offer to Purchase and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Expenses

We expect to incur reasonable and customary fees and expenses of approximately $2.8 million in connection with the Tender Offer. We also will pay brokerage houses and other brokers, dealers, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Tender Offer, the letters of transmittal and related documents to the beneficial owners of shares and in handling or forwarding tenders of shares by their customers.

In connection with the Tender Offer, our officers and directors and the employees of our manager may solicit tenders of shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. These officers and directors and the employees of our manager will not be specifically compensated for these services.

No brokerage commissions will be payable by tendering holders of shares to us, the Information Agent or the Depositary. Stockholders who tender their shares through a broker, dealer or other nominee should contact such institution as to whether it charges any service fees.

MARKET PRICE OF AND DIVIDENDS ON THE PREFERRED STOCK

Preferred Stock

Prices of the Preferred Stock may fluctuate greatly and holders are urged to obtain current information with respect to the market prices for the Preferred Stock.

Series B Preferred Stock

Series B Preferred Stock is listed on the NYSE under the symbol “NCT.PRB.” As of November 13, 2009, there were 2,500,000 shares of Series B Preferred Stock outstanding. The holders of the Series B Preferred Stock are entitled to cumulative quarterly dividends equal to 9.75% of the $25.00 liquidation preference, which is equivalent to $2.4375 annually per share. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series B Preferred Stock:

	Stock Prices
	High	Low
2009
October 1 to November 13, 2009	$8.40	$5.80
Third Quarter ended September 30, 2009	7.50	2.30
Second Quarter ended June 30, 2009	3.78	1.58
First Quarter ended March 31, 2009	3.94	0.63

2008
Fourth Quarter ended December 31, 2008	$8.48	$1.64
Third Quarter ended September 30, 2008	15.22	7.77
Second Quarter ended June 30, 2008	23.47	13.46
First Quarter ended March 31, 2008	20.05	12.01

2007
Fourth Quarter ended December 31, 2007	$24.10	$15.53
Third Quarter ended September 30, 2007	25.15	15.00
Second Quarter ended June 30, 2007	25.99	24.97
First Quarter ended March 31, 2007	26.40	24.93

On November 13, 2009, the closing sales price of Series B Preferred Stock on the NYSE was $8.40 per share.

Series C Preferred Stock

Series C Preferred Stock is listed on the NYSE under the symbol “NCT.PRC.” As of November 13, 2009, there were 1,600,000 shares of Series C Preferred Stock outstanding. The holders of the Series C Preferred Stock are entitled to cumulative quarterly dividends equal to 8.05% of the $25.00 liquidation preference, which is equivalent to $2.0125 annually per share. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series C Preferred Stock:

	Stock Prices
	High	Low
2009
October 1 to November 13, 2009	$7.73	$5.39
Third Quarter ended September 30, 2009	7.79	1.48
Second Quarter ended June 30, 2009	3.15	1.41
First Quarter ended March 31, 2009	3.00	0.90

2008
Fourth Quarter ended December 31, 2008	$7.22	$1.48
Third Quarter ended September 30, 2008	11.54	6.80
Second Quarter ended June 30, 2008	14.10	11.01
First Quarter ended March 31, 2008	17.00	9.01

2007
Fourth Quarter ended December 31, 2007	$23.00	$12.35
Third Quarter ended September 30, 2007	25.30	13.00
Second Quarter ended June 30, 2007	25.64	24.65
First Quarter ended March 31, 2007	25.80	24.40

On November 13, 2009, the closing sales price of Series C Preferred Stock on the NYSE was $7.73 per share.

Series D Preferred Stock

Series D Preferred Stock is listed on the NYSE under the symbol “NCT.PRD.” As of November 13, 2009, there were 2,000,000 shares of Series D Preferred Stock outstanding. The holders of the Series D Preferred Stock are entitled to cumulative quarterly dividends equal to 8.375% of the $25.00 liquidation preference, which is equivalent to $2.09375 annually per share. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series D Preferred Stock:

	Stock Prices
	High	Low
2009
October 1 to November 13, 2009	$8.19	$4.92
Third Quarter ended September 30, 2009	7.50	1.50
Second Quarter ended June 30, 2009	3.35	1.60
First Quarter ended March 31, 2009	3.00	0.84

2008
Fourth Quarter ended December 31, 2008	$7.10	$1.56
Third Quarter ended September 30, 2008	12.00	6.60
Second Quarter ended June 30, 2008	14.99	8.35
First Quarter ended March 31, 2008	16.44	8.25

2007
Fourth Quarter ended December 31, 2007	$21.45	$12.07
Third Quarter ended September 30, 2007	25.50	12.00
Second Quarter ended June 30, 2007	25.58	24.50

On November 13, 2009, the closing sales price of Series D Preferred Stock on the NYSE was $8.19 per share.

If the Tender Offer is successfully completed, the extent of the public market for shares of the Preferred Stock and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the shares of Preferred Stock remaining at such time, the interest in maintaining a market in the shares of Preferred Stock on the part of securities firms and other factors.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase of our Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (shares of such Preferred Stock, collectively, the “Preferred Shares,” and such purchase, the “Purchase”) and the payment of dividends in arrears with respect to the Preferred Shares (the “Arrearage Distribution”).

For purposes of this section under the heading “Certain Federal Income Tax Considerations,” references to “Newcastle,” “we,” “our” and “us” mean only Newcastle Investment Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Department of the Treasury, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein. The summary is also based upon the assumption that we will operate Newcastle and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only, and is not tax advice. This summary does not purport to discuss all aspects of federal income taxation that may be important to a particular holder in light of its investment or tax circumstances, or, except to the extent described below, to holders subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold Preferred Shares on behalf of another person as nominee;

•	persons who receive Preferred Shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding Preferred Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that holders hold their Preferred Shares as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our Preferred Shares depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holder of holding our Preferred Shares will depend on the holder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences of the Arrearage Distribution and the Purchase to you in light of your particular investment or tax circumstances.

For purposes of this discussion, a “U.S. Holder” is any of the following:

•	a citizen or resident of the United States,

•	a corporation created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

A “Non-U.S. Holder” is any individual, corporation, estate, or trust that is not a U.S. Holder. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes (whether or not such entity is organized under foreign law), holds our Preferred Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Arrearage Distribution and the Purchase.

The Arrearage Distribution

Taxation of U.S. Holders

The Arrearage Distribution will generally be taken into account by U.S. Holders as ordinary income to the extent that the Arrearage Distribution is paid out of our current or accumulated earnings and profits (determined under U.S. federal income tax procedures) and to the extent that we do not designate a portion of the Arrearage Distribution as a capital gain dividend. Any portion of the Arrearage Distribution will generally not be eligible for the dividends received deduction for corporations. With limited exceptions, any portion of the Arrearage Distribution that is treated as a dividend will not be eligible for taxation at the preferential income tax rates (15% maximum federal rate) for qualified dividends received from taxable C corporations by U.S. Holders that are individuals, trusts or estates.

If we designate all or any part of the Arrearage Distribution as a capital gain dividend, such portion will generally be taxed to U.S. Holders as a long term capital gain, to the extent such portion, when combined with other distributions that we designate as capital gain dividends during the taxable year, does not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. Holder has held its stock. Long term capital gains with respect to the Arrearage Distribution will generally be taxable at maximum federal rates of 15% in the case of U.S. Holders that are individuals, trusts and estates, and 35% in the case of U.S. Holders that are corporations. If any portion of the Arrearage Distribution designated as a capital gain dividend is attributable to the sale of depreciable real property held for more than 12 months, such portion is subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of our previously claimed depreciation deductions.

In determining the extent to which the Arrearage Distribution constitutes a dividend for tax purposes, our earnings and profits generally will be allocated first to the Arrearage Distribution, and only then will any remaining earnings and profits be allocated to distributions, if any, on our Common Stock. If we have net capital gains and designate some or all of the Arrearage Distribution and other distributions as capital gain dividends, the capital gain dividends will be allocated among the Arrearage Distribution and the distributions, if any, on our Common Stock in proportion to the allocation of earnings and profits as described above.

Notwithstanding the foregoing, we do not expect that we will have any current or accumulated earnings and profits through the end of 2009 and consequently do not expect that the Arrearage Distribution will be treated as a dividend.

If, as we anticipate, the Arrearage Distribution exceeds our current and accumulated earnings and profits (determined under U.S. federal income tax procedures), the Arrearage Distribution will generally represent a return of capital and will not be taxable to a U.S. Holder to the extent such U.S. Holder’s portion of such Arrearage Distribution in excess of our earnings and profits does not exceed the adjusted tax basis of such U.S.

Holder’s Preferred Shares. Rather, the distribution will reduce the adjusted tax basis of the U.S. Holder’s Preferred Shares, and as a result, such U.S. Holder will recognize additional gain or a smaller loss when such shares are sold. To the extent that the Arrearage Distribution exceeds the sum of a U.S. Holder’s proportionate share of our earnings and profits plus such U.S. Holder’s adjusted tax basis in its Preferred Shares, the U.S. Holder generally must include such excess in income as long term capital gain, or short term capital gain if the Preferred Shares have been held for one year or less.

If any excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any U.S. Holder of Preferred Shares, that income will be taxable as ordinary income in the hands of the U.S. Holder and would not be offset by any net operating losses of the U.S. Holder that would otherwise be available. As required by IRS guidance, we intend to notify our holders if a portion of the Arrearage Distribution is attributable to excess inclusion income.

Taxation of Non-U.S. Holders

Ordinary Dividend Treatment. The portion of the Arrearage Distribution received by Non-U.S. Holders that is (i) payable out of our earnings and profits, (ii) not attributable to our capital gains, and (iii) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the Non-U.S. Holder. Accordingly, we will withhold at a rate of 30% on any portion of the Arrearage Distribution that is paid to a Non-U.S. Holder and attributable to that Non-U.S. Holder’s share of our excess inclusion income. As required by IRS guidance, we intend to notify our holders if a portion of the Arrearage Distribution is attributable to excess inclusion income.

In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Preferred Shares. In cases where the dividend income from a Non-U.S. Holder’s investment in our Preferred Shares is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. Holders are taxed. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. Holder. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.

Notwithstanding the foregoing, we do not expect that we will have any current or accumulated earnings and profits through the end of 2009 and consequently do not expect that the Arrearage Distribution will be treated as a dividend.

Non-Dividend Distribution Treatment. If, as we anticipate, the Arrearage Distribution is not made from our current and accumulated earnings and profits, a Non-U.S. Holder’s portion of such Arrearage Distribution will generally represent a return of capital to the extent of the adjusted tax basis of such Non-U.S. Holder’s Preferred Shares, and will not be taxable to a Non-U.S. Holder. The Arrearage Distribution will reduce the adjusted tax basis of the Non-U.S. Holder’s Preferred Shares (but not below zero), and as a result, a Non-U.S. Holder will recognize additional gain or a smaller loss when such shares are sold.

To the extent that the Arrearage Distribution exceeds the sum of a Non-U.S. Holder’s proportionate share of our earnings and profits plus such Non-U.S. Holder’s adjusted tax basis in its Preferred Shares, such excess will generally be treated as gain from the sale or disposition of the Preferred Shares. If our Preferred Shares constitute United States real property interests (“USRPIs”), as described below, such gain will be subject to tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. Holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the Arrearage Distribution exceeds the Non-U.S. Holder’s share of our earnings and profits, without regard to the Non-U.S. Holder’s adjusted tax basis in its shares. If our Preferred Shares are not USRPIs, as described below, then the capital gain recognized by a Non-U.S. Holder with respect to the Arrearage Distribution will be taxable in the United States only in one of two cases: (i) if the Non-U.S. Holder’s investment in our Preferred Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Our Preferred Shares will not be treated as USRPIs if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI at the time of either the Arrearage Distribution or the Purchase.

Even if the foregoing 50% test is not met, our Preferred Shares nonetheless will not constitute USRPIs if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by Non-U.S. Holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically controlled qualified investment entity. No assurance can be given that we will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our Preferred Shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, gain recognized by a Non-U.S. Holder in connection with an Arrearage Distribution that is subject to Non-Dividend Distribution Treatment as described above nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the Non-U.S. Holder receiving such Arrearage Distribution held 5% or less of the class of Preferred Shares at all times during a specified testing period. Our Preferred Shares are publicly traded on an established securities market, and we expect that the Preferred Shares will continue to be “regularly traded” until the time of the Arrearage Distribution and the Purchase.

Withholding on an Arrearage Distribution that is subject to Non-Dividend Distribution Treatment as described above will depend upon: (i) our ability to determine that such Arrearage Distribution exceeds our earnings and profits; and (ii) if we can determine that the Arrearage Distribution exceeds our earnings and profits, whether our Preferred Shares are USRPIs, as described above. Because we will be unable to determine at the time of the Arrearage Distribution that our Preferred Shares are not USRPIs and that the Arrearage Distribution will exceed our current and accumulated earnings and profits, we will withhold U.S. tax on the full amount of the Arrearage Distribution at the rate applicable to ordinary dividends as described above. In that regard, it should be noted that reduced treaty rates and other exemptions are not available to the extent that a distribution is attributable to excess inclusion income allocable to a recipient Non-U.S. Holder. Accordingly, we will withhold at a rate of 30% on any portion of the Arrearage Distribution that is paid to a Non-U.S. Holder and attributable to that Non-U.S. Holder’s share of our excess inclusion income. As required by IRS guidance, we intend to notify our holders if a portion of the Arrearage Distribution is attributable to excess inclusion income.

A Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amount of tax withheld exceeds the amount of tax payable by such Non-U.S. Holder.

Capital Gain Dividends. Under FIRPTA, to the extent that the Arrearage Distribution is attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), the Arrearage Distribution will, except as described below, be treated as effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. We will be required to withhold tax equal to 35% of the amount of the distribution that is attributable to net USRPI capital gains. The Arrearage Distribution will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, provided that (i) the Preferred Shares are regularly traded on an established securities market located in the United States, and (ii) the recipient Non-U.S. Holder does not own more than 5% of the class of Preferred Shares at any time during the year ending on the date on which the Arrearage Distribution is received. In such case, the portion of the Arrearage Distribution that is received by such Non-U.S. Holder would be treated as an ordinary dividend with respect to such Non-U.S. Holder. See “—Taxation of Non-U.S. Holders—Ordinary Dividend Treatment.” We anticipate that our Preferred Shares will be “regularly traded” on an established securities exchange located in the United States until the time of the Arrearage Distribution and the Purchase.

Capital gain dividends received by a Non-U.S. Holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain, or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the tax year and has a “tax home” in the United States, in which case the Non-U.S. Holder will incur a 30% tax on his or her capital gains.

Notwithstanding the foregoing, we do not anticipate having any USRPI capital gains or other capital gains in 2009.

Purchase of Preferred Shares

Treatment of the Purchase as a Sale or as a Distribution

The Purchase of the Preferred Shares will be treated under Section 302 of the Internal Revenue Code as a distribution with respect to the Preferred Shares, as described above, unless the Purchase satisfies one or more of the tests set forth in Section 302(b) of the Internal Revenue Code that enable us to treat the Purchase as a sale or exchange of the purchased Preferred Shares. The Purchase will satisfy such tests with respect to a holder if the Purchase (i) is “substantially disproportionate” with respect to such holder, (ii) results in a “complete termination” of such holder’s stock interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to such holder, all within the meaning of Section 302(b) of the Internal Revenue Code. The IRS has ruled in published guidance that any reduction in a holder’s proportionate interest in a corporation is a “meaningful reduction” in the holder’s interest, and therefore not essentially equivalent to a dividend, if the holder owns less than 1% of the corporation and did not have management control over the corporation. In determining whether any of these tests has been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code is satisfied with respect to any particular holder of the Preferred Shares will depend upon the facts and circumstances as of the time the determination is made, holders are advised to consult their tax advisors to determine such tax treatment.

If the Purchase is treated as a distribution with respect to the Preferred Shares with respect to a holder, the amount of the distribution would be measured by the amount of Purchase proceeds. Such holder’s adjusted tax basis in the purchased Preferred Shares would, in that case, be transferred to the holder’s remaining holdings in our stock. If, however, the holder had no remaining holdings in our stock, such basis could, under certain circumstances, be transferred to stock of ours that is held by a related person to such holder, or such basis could be lost entirely.

If the Purchase is treated as a distribution and it is determined that a portion of the Purchase proceeds represents a holder’s share of our excess inclusion income, that portion may be classified as excess inclusion income. Excess inclusion income received by a U.S. Holder would not be offset by any net operating losses of the U.S. Holder that would otherwise be available. In the case of a Non-U.S. Holder, reduced treaty rates and other exemptions are not available to offset excess inclusion income. As required by IRS guidance, we intend to notify our holders if a portion of an amount paid to them is attributable to excess inclusion income.

Taxation of U.S. Holders

If the Purchase is treated as a distribution with respect to a U.S. Holder, then the federal income tax consequences of the Purchase for such U.S. Holder will be the same as those described above with respect to the Arrearage Distribution. See “The Arrearage Distribution.” If the Purchase is treated as a sale of the purchased Preferred Shares, the selling U.S. Holder will recognize gain or loss equal to the difference between the amount of Purchase proceeds and such U.S. Holder’s adjusted tax basis in the purchased Preferred Shares. In general, capital gains recognized by individuals, trusts and estates upon the Purchase will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35%) if the stock is held for one year or less. Gains recognized by U.S. Holders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long term capital gains. Capital losses recognized by a U.S. Holder upon the Purchase where the purchased Preferred Shares were held for more than one year at the time of the Purchase will be considered long term capital losses, and are generally available only to offset capital gain income of the U.S. Holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year).

Taxation of Non-U.S. Holders

If the Purchase is treated as a distribution with respect to a Non-U.S. Holder, then the federal income tax consequences of the Purchase for such non-U.S. Holder will be the same as those described above with respect to the Arrearage Distribution. See “The Arrearage Distribution—Taxation of Non-U.S. Holders.” If the Purchase is treated as a sale of the purchased Preferred Shares, the selling Non-U.S. Holder will recognize gain or loss equal to the difference between the amount of Purchase proceeds and such U.S. Holder’s adjusted tax basis in the purchased Preferred Shares.

The capital gain recognized by a Non-U.S. Holder in the Purchase will be taxable in the United States only in one of three cases: (i) if our Preferred Shares constitute USRPIs with respect to such Non-U.S. Holder, gain recognized by a Non-U.S. Holder in connection with the Purchase will be subject to tax under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. Holder of the same type (e.g., an individual or a corporation, as the case may be), and collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of such Non-U.S. Holder’s Purchase proceeds; (ii) if the Non-U.S. Holder’s investment in our Preferred Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain (see “—Taxation of U.S. Holders”); or (iii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. As described in greater detail above in “The Arrearage Distribution—Taxation of Non-U.S. Holders—Non-Dividend Distribution Treatment,” we do not expect our Preferred Shares to be USRPIs at the time of the Purchase, though no assurance can be given that our Preferred Shares will not become USRPIs.

Because, as described above, we cannot predict whether any particular holder will be subject to sale or distribution treatment in connection with the Purchase, we, the Depositary, and the Information Agent will generally treat the cash received by a Non-U.S. Holder who participates in the Purchase as an ordinary dividend distribution by us. Accordingly, a Non-U.S. Holder who participates in the Purchase will be subject to U.S. withholding tax at the rate of 30% on the amount of Purchase proceeds received by such holder, unless reduced or eliminated by treaty.

Reduced treaty rates and other exemptions are not available to the extent that a portion of the Purchase proceeds is attributable to excess inclusion income allocable to the Non-U.S. Holder. As required by IRS guidance, we intend to notify our holders if a portion of any amount paid by us to such holder is attributable to excess inclusion income.

A Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amount of tax withheld exceeds the amount of tax payable by such Non-U.S. Holder.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Tender Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Tender Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Tender Offer will not be made to (nor will tenders of shares be accepted from or on behalf of) the stockholders residing in such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Tender Offer or in the letters of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any Offer to Purchase we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

Our internet website address is www.newcastleinv.com. We make available free of charge, through our internet website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in or accessible from our internet website is not part of this Offer to Purchase unless specifically incorporated by reference herein.

This Offer to Purchase incorporates by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 16, 2009;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2009, filed on May 11, August 18 and November 9, 2009, respectively;

•	the description of the Series B Preferred Stock set forth in Exhibit 3.3 to our Quarterly Report on Form 10-Q for the period ended March 31, 2003, filed on May 13, 2003;

•	the description of the Series C Preferred Stock set forth in Exhibit 3.3 to our Current Report on Form 8-K, filed on October 25, 2005; and

•	the description of the Series D Preferred Stock set forth in Exhibit 3.1 to our Registration Statement on Form 8-A, filed on March 14, 2007.

We have not authorized anyone to give any information or make any representation about the Tender Offer that is different from, or in addition to, that contained in this Offer to Purchase. Therefore, you should not rely on any other information. If you are in a jurisdiction where offers to purchase or sell, or solicitations of offers to purchase or sell, the securities offered by this Offer to Purchase are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Offer to Purchase does not extend to you. The information contained in this Offer to Purchase speaks only as of the date of this Offer to Purchase unless the information specifically indicates that another date applies.

The Depositary for the Tender Offer is:

American Stock Transfer and Trust Company

By Mail or Overnight Courier:	By Hand:
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, New York 10038
Brooklyn, New York 11219

Toll free: (877) 248-6417

The Information Agent for this Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Collect: (212) 269-5550

Toll free: (800) 488-8075

The Dealer Manager for this Tender Offer is:

UBS Investment Bank

Attn: Liability Management

677 Washington Boulevard

Stamford, Connecticut 06901

Collect: (203) 719-4210

Toll free: (888) 719-4210